Exhibit 10.18

LEASE AGREEMENT BETWEEN

ZOOM GROUP LLC, AS LANDLORD,

AND

GINKGO BIOWORKS, INC., AS TENANT

DATED DECEMBER 22, 2011

i

‡	Certain confidential information contained in this Exhibit has been omitted because it is (i) not material and (ii) of the type that the registrant treats as private or confidential.

BASIC LEASE INFORMATION

Lease Date:	December 22, 2011

Tenant:	Ginkgo Bioworks, Inc., a Delaware corporation

Landlord:	ZOOM GROUP LLC, a Massachusetts limited liability company

Premises:	Approximately 11,565 rentable square feet (the “Premises Rentable Area”) on southeast corner of the eighth floor of the building currently known as Section A of Building 114 (the “Building”), and whose street address is 27 Drydock Avenue, Boston, Massachusetts. The Premises are outlined on the plan attached to this Lease as Exhibit A. The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Building” includes the Land and the driveways, parking facilities, and similar improvements on the Land.

Included as appurtenant to the Premises shall be: (i) the right to install equipment on the rooftop in an area to be agreed upon by Landlord and Tenant consistent with the needs of Tenant but respecting the needs of other tenants in the Building and limitations that may be imposed by the EDIC and the City of Boston; (ii) the right to the exclusive use of one Control Area on the eighth floor in compliance with Massachusetts building code; (iii) the right of access to use of showers on the second; and (iv) the right to use all other common areas of the Building.

First Right of Refusal Premises:	Approximately 6,785 rentable square feet, or any portion thereof (the “Premises Rentable Area”) on the eighth floor of the Building adjacent to the Premises, all as shown on the plan attached to this Lease.

Landlord and Tenant stipulate that the number of rentable square feet in the Premises and the First Right of Refusal Premises set forth above shall be binding upon them.

Term:	Sixty-one (61) months, commencing on the date upon which the Premises are delivered to the Tenant in the condition required by Section 3 of this Lease (the “Commencement Date”) and ending at 5:00 p.m. on last day of the sixty first (61st ) full month after the Commencement Date, subject to adjustment and earlier termination as provided in the Lease. The estimated date for delivery of the Premises as required by this Lease is February 1, 2012.

Basic Rent:	The initial Basic Rent shall be $23,515.50 per month in the first year of the Lease (which first lease year shall end on February 28, 2013, if the Premises are delivered during February, 2012); $24,479.25 in the second year; $25,443.00 in the third year; $26,406.75 in the fourth year and $27,370.50 in the fifth and final year of the Lease.

As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month). Notwithstanding the foregoing, Landlord agrees to waive payment of the first three months of Basic Rent and as set forth in Section 4, Basic Rent shall commence on the first day of fourth full month of the Lease. For illustrative purposes, assuming the Premises are available on February 1, February is without charge for any rent to allow Tenant to begin tenant improvements, then March and April are the two months free rent, and the first payment is due on May 1, 2012.

Security Deposit:	$50,000.00

Building Rentable Area:	Agreed to be 280,562 square feet.

Rent:	Basic Rent, Tenant’s Proportionate Share of Taxes, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease. In the event that Tenant exercises the Expansion Option for the First Right of Refusal Premises, the Rent shall be adjusted appropriately to reflect the additional rentable square feet.

Additional Rent:	Landlord’s good faith estimate of Additional Rent, as hereinafter defined in Section 4(b), for the fiscal year at the commencement of this lease shall be equal to $5,428.62 per month equal to $5.35 per Building Rentable Area. Additional Rent shall commence and be payable as of the Commencement Date. Notwithstanding the foregoing, Landlord agrees to waive payment of the first three months of Additional Rent.

Tenant’s Proportionate Share:	4.34% which is the percentage obtained by dividing the Premises Rentable Area by 95% of the Building Rentable Area.

Permitted Use:	Biology and chemistry lab, storage and handling of materials and office use associated with such uses. Landlord covenants that the Permitted Use is a use permitted under the EDIC Lease.

Initial Liability Insurance Amount:	$3,000,000.00

Tenant’s Address:	Ginkgo Bioworks, Inc.
7 Tide Street Unit 2B
Boston MA 02210

Landlord’s Address:	For all Notices:

Zoom Group LLC
c/o North Star Management
27 Drydock Ave.
Boston MA. 02110

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:

Zoom Group LLC,
a Massachusetts limited liability company

	By:	/s/ Jeff Wallace
Jeff Wallace, its Manager

TENANT:

Ginkgo Bioworks, Inc. a Delaware corporation

By:	/s/ Barry Canton
	Name:	Barry Canton
	Title:	Founder

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	(b)	No Waiver	24
20.		Landlord’s Lien	25
21.		Surrender of Premises	25
22.		Holding Over	25
23.		Certain Rights Reserved by Landlord	26
24.		Substitution Space	26
25.		Miscellaneous	26
	(a)	Landlord Transfer	26
	(b)	Landlord’s Liability	26
	(c)	Force Majeure	26
	(d)	Brokerage	27
	(e)	Estoppel Certificates	27
	(f)	Notices	27
	(g)	Separability	27
	(h)	Amendments; and Binding Effect	27
	(i)	Quiet Enjoyment	27
	(j)	No Merger	27
	(k)	No Offer	28
	(l)	Entire Agreement	28
	(m)	Waiver of Jury Trial	28
	(n)	Governing Law	28
	(o)	Joint and Several Liability	28
	(p)	Financial Reports	28
	(q)	Landlord’s Fees	28
	(r)	Telecommunications	29
	(s)	Confidentiality	29
	(t)	Hazardous Materials	29
	(u)	List of Exhibits	30
	(v)	Time of Essence	30
	(w)	EDIC Lease	30
	(x)	Consent of EDIC	30
26.		Other Provisions	31

LEASE

THIS LEASE AGREEMENT (this “Lease”) is entered into as of December     , 2011, by ZOOM GROUP LLC, a Massachusetts limited liability company (“Landlord”), and GINKGO BIOWORKS, INC., a Delaware corporation (“Tenant”).

1.     Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of loadbearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC, lifesafety, plumbing, electrical, and mechanical systems; “Laws” means all federal, state, and local laws, rules and regulations, all court orders, governmental directives, and governmental orders, and all restrictive covenants affecting the Property, and “Law” shall mean any of the foregoing; “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, and invitees; and “including” means including, without limitation.

2.     Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

Landlord represents that, upon delivery of the Premises to Tenant, the Premises shall comply in all material respects with all applicable laws, regulations, ordinances, codes and bylaws, including without limitation, the American with Disabilities Act and all laws, rules or regulations regarding any hazardous waste, substance or materials or other environmental laws. Landlord has required the current tenant of the Premises to provide an environmental report indicating that the Premises are free of Hazardous Materials, as hereinafter defined. Landlord shall provide a copy of such report, or a comparable report, to Tenant upon receipt of the same. Notwithstanding any provision to the contrary contained herein, the Commencement Date shall not be deemed to have occurred until Landlord has delivered the report, and Tenant has approved the report which approval shall not be unreasonably withheld or delayed. In the event that the report reveals the presence of any Hazardous Materials, Landlord shall have the option to remove such Materials, in which event the report shall be deemed acceptable upon notice from Landlord to Tenant of such election to remove the Materials.

3.     Term. The Commencement Date shall be deemed to be the date upon which Landlord delivers possession of the Premises as provided in Exhibit D (the “Delivery Date”).    If the Premises are not delivered to Tenant by February 1, 2012 as so required, then (a) Landlord shall not be in default hereunder or be liable for damages therefor, and (b) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant in the condition herein required for delivery. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy. Tenant shall execute and deliver to Landlord, within ten (10) days after Landlord has requested the same, an amendment substantially in the form of Exhibit E hereto confirming the Commencement Date and the expiration date of the Term that Tenant has accepted the Premises, and that Landlord has performed all of its obligations with respect to the Premises. Notwithstanding the foregoing, in the event that the Delivery Date has not occurred by May 1, 2012 (the “Outside Delivery Date”), then Tenant shall have the option, exercisable within ten (10) days after the Outside Delivery Date, to terminate this Lease, whereupon all amounts paid by Tenant to Landlord shall be promptly refunded and all obligations of the parties hereto shall be null and void and this Agreement shall be without recourse to either party.

In addition, notwithstanding anything contained in this Lease to the contrary, in the event that Tenant, despite using diligent efforts, is unable by May 15, 2011 (the “Permit Deadline”) to obtain all necessary permits from the (i) Massachusetts Water Resource Authority, (ii) City of Boston Fire Department and (iii) Boston Public Health Commission (collectively, the “Permits”) required for the operation of Tenant’s business at the Premises, then Tenant shall have the option, exercisable within ten (10) days after the Permit Deadline, to terminate this Lease, whereupon all amounts paid by Tenant to Landlord shall be promptly refunded and all obligations of the parties hereto shall be null and void and this Agreement shall be without recourse to either party. Tenant’s termination option with respect to the Permits shall only be available if Tenant submits an application (including all required supporting materials) for such Permits as soon as practicable after the execution of this Lease and diligently takes all reasonable and customary steps required for the issuance of such Permits.

At any time after the execution of this Lease by Landlord and Tenant, Tenant shall have the right to deliver any equipment used in connection with Tenant’s business operations to the Building and stored in a location designated by Landlord, without payment of any Rent or storage charges, subject to Tenant’s compliance with complying with all requirements of Paragraph 11 of this Lease.

4.     Rent.

(a)     Payment. Tenant shall timely pay to Landlord Basic Rent and all additional sums to be paid by Tenant to Landlord under this Lease, without notice, deduction or set off except as otherwise set forth in this Lease, at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the fifth full calendar month of the Term (the Basic Rent for the fourth full calendar month having been paid contemporaneously with the execution of this Lease as set forth above). The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month from and after the Commencement Date, and shall be due on the Commencement Date.

(b)     Operating Costs; Taxes, Electricity.

(1)     Tenant shall pay Tenant’s Proportionate Share of the Operating Costs (defined below) (“Additional Rent”). Landlord shall make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term, and Tenant shall pay to Landlord, commencing on the first day of the fourth full calendar month of the Term and on the first day of each calendar month thereafter, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(2)     The term “Operating Costs” shall mean all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Building, determined in accordance with sound accounting principles consistently applied, including, but not limited to, the following costs: (A) wages and salaries and a management fee (not to exceed standard commercially acceptable rates) of all employees engaged in the operation, maintenance, and security of the Building, including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Building; (C) costs for improvements made to the Building which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Building, as well as capital improvements made in order to comply with (i) any law hereafter promulgated by any governmental authority, or (ii) the EDIC Master Lease, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (D) annual increases, if any, in the fixed rent payable by Landlord under the EDIC Master Lease (subject to the provisions in the next paragraph), (E) cost of all utilities, except the cost of utilities reimbursable to Landlord by the Building’s tenants other than pursuant to a provision similar to this Section 4.(b); (F) insurance expenses; and (G) repairs, replacements, and general maintenance of the Building; and (G) service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Building (including, without limitation, alarm service, window cleaning, and elevator maintenance).

Notwithstanding anything contained in this Lease to the contrary, the Additional Rent that Tenant shall be liable for hereunder with respect to any increased in the fixed rent payable by Landlord under the EDIC Master Lease shall not exceed:

For 2012 - $       0.00

For 2013 - $   659.59

For 2014 - $1,882.73

For 2015 - $2,866.67

For 2016 - $3,880.12

Operating Costs shall not include costs for (i) capital improvements made to the Building, other than capital improvements described in Section 4(b)(2)(C) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, painting and sealing and general maintenance of the Building exterior windows and envelope as well as the parking lot, sidewalk and related elements, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Building tenants generally (e.g., tax disputes); (vii) renovating or otherwise improving space for occupants of the Building or vacant space in the Building; (viii) Taxes (defined below); (ix) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building; (x) leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Park; (xi) any overhead or profit increments to any subsidiary or affiliate of Landlord for services on or to the Building, to the extent that the costs of such services exceed commercially reasonable costs for such services; (xii) cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours; (xiii) cost of any work or services performed for any facility other than the Building; (xiv) contingency or replacement reserves; (xv) cost of acquiring, securing cleaning or maintaining sculptures, paintings and other works of art, other than any existing on the date of this Lease, and any which is of a customary type and cost for similarly situated buildings as the Building; (xvi) charitable or political contributions; and (xvii) all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once.

(3)     Tenant shall also pay Tenant’s Proportionate Share of the Taxes (defined below) for each year and partial year falling within the Term in the same manner as provided above for Additional Rent with regard to Operating Costs. “Taxes” shall mean taxes, assessments, and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building (or its operation), but Taxes shall not include payments in lieu of taxes pursuant to the EDIC Master Lease (so-called “tax rent” under the Master Lease), nor shall Taxes include amounts that would be payable under the Master Lease as tax rent if the payment in lieu of taxes provisions are discontinued and those amounts are thereafter payable as Taxes as otherwise defined herein, excluding, however, penalties and interest thereon and franchise, estate, inheritance, succession, capital levy, transfer, excess profits, or federal and state income taxes (if the present method of taxation changes so that in lieu of the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Building. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Building, and all rights to receive notices of reappraisement.

(4)     By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, and of the

Taxes for the previous year (the “Operating Costs and Tax Statement”). If the Operating Costs and Tax Statement reveals that Tenant paid more for Operating Costs the actual amount for the year for which such statement was prepared, or more than its actual share of Taxes for such year, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant paid less than Tenant’s actual Proportionate Share of Additional Rent or share of Taxes due, then Tenant shall promptly pay Landlord such deficiency.

(5)     Tenant shall have sixty (60) days in which to dispute the statement of Landlord’s Operating Costs and Tax Statement, in which case Tenant shall give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Landlord’s Operating Costs for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. Within sixty (60) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Landlord’s Operating Costs for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Landlord’s Operating Costs for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of rent in the amount of the overpayment by Tenant. The records obtained by Tenant shall be treated as confidential. If there is an overcharge of Landlord’s Operating Costs by Landlord of more than five percent (5.00%), Landlord shall pay the reasonable costs incurred by Tenant in reviewing Landlord’s records, provided however that if the audit determines that there has not been any overcharging, then Tenant shall pay to Landlord all reasonable expenses incurred by Landlord in connection with such audit. This provision shall survive the expiration or early termination of the Lease.

(c)     Billing for Electricity. The Premises currently has a separate meter for electricity in the Premises. Tenant shall pay (as hereinafter described) for the use of all electrical service to the Premises. Tenant shall be billed directly by such utility company and Tenant agrees to pay each bill promptly in accordance with its terms, and upon default in making any such payment, Landlord may pay such charges and collect the same from Tenant. In the event for any reason Tenant cannot be billed directly, Landlord shall forward each bill received with respect to the Building to Tenant of which Tenant shall pay its proportionate share (as reasonably determined by Landlord based upon either square footage or level of use) promptly and in accordance with its terms.

5.     Delinquent Payment; Handling Charges. If payment required of Tenant hereunder is delinquent for a period of five (5) days, Landlord may charge Tenant a fee equal to 5% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In addition, all past due payments required of Tenant hereunder shall bear interest from five (5) days after the date due until paid at the lesser of eighteen percent per annum or the maximum lawful rate of interest. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

6.     Security Deposit. $50,000.00

7.     Landlord’s Obligations

(a)     Services. Landlord shall furnish to Tenant: (1) hot and cold water to the Premises; (2) heating, ventilation and air conditioning (“HVAC”) as appropriate, at such temperatures and in such amounts as are standard for comparable buildings and the Permitted Use in the vicinity of the Building; (3) passenger and freight elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and holidays; and (4) 400 amp 3 phase electrical current at 408 volts (which is the electrical current which currently serves the Premises) for equipment that does not require more than 408 volts and whose electrical energy consumption does not exceed what is typical and customary for laboratory use. Landlord shall maintain the Building’s Structure, the Building’s Systems (including any supplemental HVAC systems serving the Premises), and the common areas of the Building in reasonably good order and condition, except for damage caused by a Tenant Party. If Tenant desires any of the services specified in Section 7.(a)(2) at any time other than between 8:00 a.m. and 6:00 p.m. on weekdays (excluding holidays), then such services shall be supplied to Tenant upon the request of Tenant delivered to Landlord on the business day preceding such extra usage, and Tenant shall pay to Landlord the actual cost of such services within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. The costs incurred by Landlord in providing after-hour HVAC service to Tenant shall include actual costs for electricity, water and sewer.

(b)     Excess Utility Use. Landlord shall not be required to furnish electrical current for equipment that requires more than 408 volts or other equipment whose electrical energy consumption exceeds what is typical and customary for laboratory use. If Tenant’s requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 7.(a), Landlord shall, at Tenant’s expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within thirty (30) days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such additional consumption and potential consumption by any verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or exceeding Building capacity unless approved in advance by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Tenant shall agree to be responsible for any and all costs associated with the installation of such equipment, and the removal thereof at the end of the term of this Lease if so requested by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises which materially adversely affect the temperature otherwise maintained by the HVAC system or otherwise overload any utility beyond customary machinery or equipment required for laboratory use by Tenant, Landlord may install supplemental HVAC units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within thirty (30) days after Landlord has delivered to Tenant an invoice therefor.

(c)     Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises for more than seven (7) consecutive business days because of the unavailability of any such service and such unavailability was not caused by a Tenant Party, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such 7-day period) that Tenant is so prevented from using the Premises.

8.     Improvements; Alterations; Repairs; Maintenance.

(a)     Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by standards in the following sentence. No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s common areas or elevator lobby areas. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any such painting or installation which would affect the appearance of the exterior of the Building or of any common areas of the Building. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(b)     Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit nor allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage (or such longer period as may be necessary provided that Tenant commences the repair within fifteen (15) days and diligently prosecutes the same to completion), then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor. Tenant shall provide Landlord within thirty (30) days following the Commencement Date (and then annually on the anniversary of the Commencement Date), with copies of any service contracts for Tenant owned HVAC equipment.

(c)     Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). Except of Tenant’s Work described on Exhibit B, All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. Tenant shall provide sworn statements, including the names, addresses and copies of contracts for all contractors, and upon completion of any work shall promptly furnish Landlord with sworn owner’s and contractor’s statements and full and final waivers of lien covering all labor and materials included in the work in question.

Tenant shall provide sworn statements, including the names, addresses and copies of contracts for all contractors, and upon completion of any work shall promptly furnish Landlord with sworn owner’s and contractor’s statements and full and final waivers of lien covering all labors and materials included in the work in question.

(d)     Mechanic’s Liens. Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor.

9.     Use. Tenant shall occupy and not use the Premises for any use other than the Permitted Use, and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises. Notwithstanding the foregoing, Tenant shall not be required to make any changes to the Building’s Structure or the Building’s Systems unless required as a result of Tenant’s particular use of the Premises or any alterations performed by or on behalf of Tenant (other than the Tenant’s Work) Tenant may use the Premises on a 24/7 basis. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any Hazardous Materials, other than those Hazardous Materials used and stored by Tenant in connection with the operation of Tenant for the Permitted Use strictly in conformance with all applicable laws, rules and regulations. If, because of a Tenant Party’s acts, the rate of insurance on the Building or its contents increases (excluding however, any increase in insurance due solely to Tenant’s business operations as a laboratory), then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

10.     Assignment and Subletting

(a)     Transfers. Except as provided in this Section 10, Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10.(a)(1) through 10.(a)(6) being a “Transfer”).

(b)     Consent Standards. Subject to the provisions of Section 10.(e) hereof, Landlord shall not unreasonably withhold, condition or delay its consent to any assignment or subletting of the Premises, provided that the proposed transferee is creditworthy, will use the Premises for the Permitted Use or any other use permitted by applicable zoning regulations, and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Building, is not a governmental entity, or subdivision or agency thereof, and is not another occupant of the Building or person or entity with whom Landlord is negotiating to lease space in the Building; otherwise, Landlord may withhold its consent in its sole discretion.

(c)     Request for Consent. If Tenant requests Landlord’s consent to a transfer, then Tenant shall provide Landlord with a written description of all material terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information reasonably requested by Landlord. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $750.00 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord within ten (10) days of request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer.

(d)     Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer, and provided further that the rental obligations of any subtenant shall be governed by the applicable sublease. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e)     Cancellation. Landlord may in its sole discretion, within ten (10) business days after submission of Tenant’s written request for Landlord’s consent to an assignment or a subletting of greater than fifty percent (50%) of the Premises, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then Tenant shall have the option to withdraw the request for Landlord’s consent within ten (10) business days of Landlord’s notice of cancellation. If Tenant does not withdraw the request, this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(f)     Additional Compensation. Tenant shall pay to Landlord, within ten (10) days of receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer less the costs reasonably incurred by Tenant with unaffiliated third parties in connection with such Transfer (i.e., brokerage commissions, tenant finish work, fees and costs paid to Landlord, and the like) over (2) the Rent allocable to the portion of the Premises covered thereby.

(g)     Permitted Transfers. Notwithstanding Section 10. (a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1)     an Affiliate of Tenant so long as Tenant remains liable on this Lease;

(2)     any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth (as defined below) of the surviving or created entity is not less than the greater of (i) the Tangible Net Worth of Tenant as of the date hereof, or (ii) the Tangible Net Worth of Tenant at the time of any such Permitted Transfer; or

(3)     any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the greater of (i) the Tangible Net Worth of Tenant as of the date hereof, or (ii) the Tangible Net Worth of Tenant at the time of any such Permitted Transfer.

In addition, notwithstanding the provisions of Section 10(a), should the investment of additional equity capital in Tenant result in a change in control of the ownership interest of Tenant, such change shall not be deemed a Transfer so long as the current principals of the controlling interest in Tenant continue to retain an equity interest in Tenant.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. At least thirty (30) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with copies of the instrument effecting any of the foregoing Transfers and documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP Any subsequent Transfer by a Permitted Transferee shall be subject to Landlord’s prior written consent in accordance with the provisions of this Section 10.

11.     Insurance; Waivers; Subrogation; Indemnity

(a)     Insurance. Tenant shall maintain throughout the Term the following insurance policies: (1) commercial general liability insurance in amounts of $3,000,000 per occurrence or such other amounts as Landlord may from time to time reasonably require, naming Landlord, Landlord’s agents and any mortgage lender as additional insureds, (2) insurance covering the full value of Tenant’s property and improvements, and other property (including property of others) in the Premises, (3) worker’s compensation insurance, containing a waiver of subrogation endorsement acceptable to Landlord, and (4) business interruption insurance as exists as of the date of this Lease. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord.

(b)     Waiver of Negligence; No Subrogation. To the extent permitted by law, Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property (a “Loss”), to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or, is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(c)     Indemnity. Subject to Section 11.(b), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorneys’ fees) arising from (1) any Loss arising from any occurrence on the Premises (other than any Loss arising out of a breach of Tenant’s obligations under Section 25.(t), which shall be subject to the indemnity in such section) or (2) Tenant’s failure to perform its obligations under this Lease, and in either case except to the extent caused by the negligence or fault of Landlord or its agents. This indemnity provision shall survive termination or expiration of this Lease. If any proceeding is filed for which indemnity is required hereunder, Tenant agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party.

(d)     Landlord’s Insurance. Landlord shall procure and maintain (i) general liability for bodily injury and property damage arising from Landlord’s ownership, management, use and/or operation of the Building with coverage limits equal to those Tenant is required to maintain in accordance with Section 11.1(a) above; and (ii) insurance covering all perils insurable under a “Causes of Loss - Special Form” policy, including, but not limited to, fire and such other risks as are from time to time included in standard extended coverage endorsements, with an “Agreed Amount” endorsement, or such greater coverage as may be required by Landlord’s mortgage but in any event not less than full replacement value of the Building.

12.     Subordination; Attornment; Notice to Landlord’s Mortgagee

(a)     Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument, or any ground lease, master lease, or primary lease, that now or hereafter covers all or any part of the Premises (the mortgagee under any such mortgage or the lessor under any such lease is referred to herein as a “Landlord’s Mortgagee”) without the necessity of the execution of a separate subordination agreement. Tenant shall execute such agreements confirming such subordination as Landlord or Landlord’s Mortgagee may reasonably request. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its mortgage, ground lease, or other interest in the Premises by so notifying Tenant in writing.

(b)     Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c)     Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d)     Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, material amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

(e)     Subordination, Non-Disturbance and Attornment Agreement. The Landlord agrees to use commercially reasonable efforts to have the holder of any mortgage or deed of trust which may become prior to this Lease and any such primary lessor, as the case may be, enter into its usual nondisturbance agreement with Tenant, or, in lieu thereof, provide the Tenant with an agreement by the terms of which such holder or primary lessor agrees to recognize the rights of the Tenant under this Lease in the event of foreclosure of such mortgage or deed of trust or termination of such primary lease, respectively, so long as the Tenant is not in default hereunder; provided that the Tenant has paid any reasonable legal fees and other charges which may be required by such holder or such primary lessor, as the case may be, in order so to obtain such agreement (and the Landlord shall not be required to pay any such charges).

13.     Rules and Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building and will not unreasonably interfere with Tenant’s use of or access to the Premises. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14.     Condemnation.

(a)     Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b)     Partial Taking – Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will materially adversely affect Tenant’s business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c)     Partial Taking – Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking, provided that Landlord terminates the leases of all other similarly affected tenants. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14.(b).

(d)     Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the land on which the Building is situated, the Building, and other improvements taken, and Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

15.     Fire or Other Casualty

(a)     Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within sixty (60) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b)     Landlord’s and Tenant’s Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the Casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Tenant does not so timely terminate this Lease, then

(subject to Section 15.(c)) Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of the repair.

(c)     Landlord’s Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Basic Rent and Additional Rent shall be abated as of the date of the Casualty.

(d)     Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building or the Premises, and Landlord’s obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

16.     Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, upon demand, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with law and if the non-payment thereof does not pose a threat of loss or seizure of the Building or interest of Landlord therein or impose any fee or penalty against Landlord.

17.     Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a)     Tenant’s failure to pay Rent within five (5) days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Landlord has given Tenant written notice under this Section 17.(a) on more than two occasions during the twelve (12) month interval preceding such failure by Tenant;

(b)     Tenant abandons the Premises;

(c)     Tenant fails to comply with the Permitted Use set forth herein and the continuance of such failure for a period of five (5) days after Landlord has delivered to Tenant written notice thereof;

(d)     Tenant fails to provide any estoppel certificate within the time period required under Section 25.(e) and such failure shall continue for five (5) days after written notice thereof from Landlord to Tenant;

(e)     Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof or such longer period as may reasonably be required, not to exceed ninety (90) days, provided that Tenant has commenced diligently to correct the default or defaults so specified and thereafter diligently pursued such correction to completion; and

(f)     The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.(f), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) days after the filing thereof.

18.     Remedies. Upon an Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder, take any of the following actions:

(a)     Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19.(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term plus Landlord’s estimate of aggregate expenses of reletting to the Premises, minus (B) the then present fair rental rate value of the Premises for such period, which amount shall be discounted to present value at a discount rate equal to the then Prime Rate as published in the Wall Street Journal on the date closest to the date of written termination;

(b)     Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19.(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all out-of-pocket costs incurred by Landlord in reletting the Premises. The refusal or failure of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages, provided however, that after the termination of this Lease as a result of an Event of Default, Landlord shall use reasonable efforts to relet the Premises on such terms as

Landlord in its sole but reasonable discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises), but in using such reasonable efforts, Landlord shall not be required to (i) give priority to the reletting of the Premises over the leasing of other portions of the Building, (ii) enter into a lease with any proposed tenant that does not, in Landlord’s reasonable opinion, have sufficient financial resources or experience to operate the Premises in a first-class manner, or (iii) lease the Premises for a rental less than the current rental then prevailing for similar space in the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.(b). If Landlord elects to proceed under this Section 18.(b), it may at any time elect to terminate this Lease under Section 18.(a).

Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Notwithstanding the foregoing, Landlord shall only recover its damages allowed hereunder once. Notwithstanding anything contained herein to contrary, except as set forth in Section 22 of this Lease, Tenant shall not be liable for Landlord’s consequential, indirect or special damages resulting from Tenant’s default hereunder.

19.     Payment by Tenant; Non-Waiver

(a)     Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b)     No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

20.     Intentionally Omitted.

21.     Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, strictly in compliance with applicable law with respect to all Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord’s option, Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, cabling, and furniture as Landlord may have requested be removed at the time it approved of such alterations, additions or improvements. Notwithstanding anything contained to the contrary herein, Tenant shall have no obligations to remove any of the alterations that comprise Tenant’s Work as set forth on Exhibit B. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted under Section 20. The provisions of this Section 21 shall survive the end of the Term.

22.     Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rent equal to 150% of the daily Basic Rent payable during the last month of the Term. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

23.     Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of or access to the Premises, Landlord shall have the following rights:

(a)     To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; upon 60 days prior notice, to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b)     To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time; and

(c)     To enter the Premises at reasonable hours upon reasonable prior notice, to show the Premises to prospective purchasers, lenders, or, during the last 12 months of the Term, tenants provided that a representative of Tenant is afforded the opportunity to be present at all such times.

24.     Intentionally Omitted.

25.     Miscellaneous.

(a)     Landlord Transfer. Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing.

(b)     Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building (including the rents, profits and proceeds), and Landlord shall not be personally liable for any deficiency. This Section shall not limit any remedies which Tenant may have for Landlord’s defaults which do not involve the personal liability of Landlord.

(c)     Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d)     Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than North Star Management and Columbia Group, whose commission shall be paid by Landlord. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

(e)     Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) business days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Building, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F.

(f)     Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g)     Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h)     Amendments; and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and no third party shall be deemed a third party beneficiary hereof.

(i)     Quiet Enjoyment. Provided Tenant is not in default hereunder beyond applicable notice and cure periods, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j)     No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k)     No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l)     Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m)     Waiver of Jury Trial. To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

(n)     Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises are located.

(o)     Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

(p)     Financial Reports. Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 25.(p) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(q)     Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including without limitation reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. The provisions of this paragraph shall not apply with respect to any consent required of Landlord in connection with the Tenant’s Work set forth in Exhibit B.

(r)     Telecommunications. Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Premises, the Building and from the Building to any other location without Landlord’s prior written consent, provided however that Landlord shall consent to Tenant’s initial wiring of such systems subject to Landlord’s reasonable rules and regulations.

(s)     Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent, except for Tenant’s attorney’s or accountants. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure..

(t)     Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 25.(t), Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section 25.(t). This indemnity provision shall survive termination or expiration of the Lease.

(u)     Authority. Tenant (if a corporation, limited liability company, limited partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(v)     List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A	-	Floor Plan of Premises
Exhibit B	-	Legal Description of Building
Exhibit C	-	Building Rules and Regulations
Exhibit D	-	Tenant’s Work
Exhibit E	-	Amendment No. 1
Exhibit F	-	Form of Tenant Estoppel Certificate
Exhibit G	-	Deleted
Exhibit H	-	Parking
Exhibit I	-	Excerpts from Master Lease
Exhibit J	-	Renewal Option
Exhibit K	-	Expansion Right

(w)     Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

(x)     EDIC Lease. Landlord’s interest in the Building derives from a lease (hereinafter referred to as the “Master Lease”) from EDIC to Landlord’s predecessor in interest, Drydock Associates. This Lease shall be in all respects subject to the Master Lease, and if the Master Lease shall terminate during the Term hereof for any reason whatsoever, then this Lease shall thereupon terminate with the same force and effect as if the Term of this Lease had expired. If and to the extent that the provisions of the Master Lease are modified by agreement of Landlord and EDIC, Landlord shall notify Tenant of such modification, which shall be deemed part of the Master Lease for purposes hereof, provided that no such modification shall materially increase Tenant’s obligations. Tenant expressly covenants and agrees not to do or permit to be done any act or thing in violation of the Master Lease nor to require Landlord to do or perform any act or thing not authorized or permitted by the terms thereof. Whenever the obligations of Landlord to Tenant would depend upon the obligations of EDIC to Landlord, the maximum obligation of Landlord shall be to use reasonably diligent efforts to obtain appropriate action on the part of EDIC. Without limiting the generality of the foregoing, the parties shall comply with their respective obligations as set forth in those sections of the Master Lease attached hereto as Exhibit I and made a part hereof, which Landlord represents are the only provisions of the Master Lease that are material to the obligations of Tenant. Notwithstanding Section 17.04 of the Master Lease, Tenant shall not be entitled directly or indirectly to any share of Net Cash Flow, Net Proceeds of Sale or Net Proceeds of Financing or Refinancing, nor shall Tenant have any interest in the Occupant Trust, all as further defined and set forth in said Section. In no event shall the provisions of said Section or any other provisions of this Lease or of the Master Lease be deemed or construed as creating a partnership or joint venture between Landlord and Tenant.

(y)     Consent of EDIC. Whenever Tenant makes any request which requires, either directly or as a condition of Landlord’s consent, the consent of EDIC, Tenant shall pay all costs, including without limitation reasonable attorneys’ fees, incurred by EDIC in connection therewith.

26.     Other Provisions. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR AS OTHERWISE PROVIDED BY LAW, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

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IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, each party hereto has caused this Lease Agreement to be duly executed as a Massachusetts instrument under seal as of the day and year first above written.

TENANT:

Ginkgo Bioworks, Inc.
a Delaware corporation

By:	/s/ Barry Canton
	Name:	Barry Canton
	Title:	Founder

LANDLORD:

ZOOM GROUP LLC
a Massachusetts limited partnership

By:	/s/ Jeff Wallace
Jeff Wallace, its Manager

EDIC:

For the purposes of approving this Lease:

ECONOMIC DEVELOPMENT AND INDUSTRIAL CORPORATION OF BOSTON		Address: One City Hall Square, 9th Floor
Boston, MA 02201-1007
By:	/s/ Peter Mead	Fax. number:
Name:	Peter Mead
Title:	Director

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